UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2003

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware 000-21669 95-4313013 (State or Other Jurisdiction (Commission File Number) (IRS Employer of Incorporation) Identification No.)

15550 Lightwave Drive

Clearwater, Florida  33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (727) 442-6677

The matters discussed in this current report include certain forward-looking statements that involve risks and uncertainties, including the risks detailed from time to time in the SEC reports of Digital Lightwave, Inc., including the reports on Form 10-K and Form 10-Q.  These statements are only predictions and actual results could differ materially from those projected in the forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date of filing, and we assume no obligation to update any such forward looking statements.

Item 5.  Other Events and Required FD Disclosure.

Fidelity Compromise and Settlement Agreement

As previously disclosed, a judgment for approximately $5.2 million inclusive of interest, costs and attorneys’ fees was granted against Digital Lightwave, Inc. (“Digital”) during 2002 in connection with a dispute with Seth P. Joseph, a former Digital employee.  Approximately $1.0 million of such judgment was settled with the proceeds of an escrow account that had been deposited by Digital with the Circuit Court for legal fees and interest associated with this action.  Digital also posted a $4.8 million bond (the “Bond”) issued by Fidelity and Deposit Company of Maryland, now known as Zurich American Insurance Company (“Fidelity”), to enable it to appeal the remainder of the arbitration award in the amount of approximately $4.0 million (the “Final Judgment”).  On April 23, 2003, the appellate court affirmed the decision and judgment of the Circuit Court. Digital was unable to pay the Final Judgment.  Upon a motion for disbursement of bond proceeds, the Circuit Court ordered Fidelity to pay the Final Judgment, inclusive of prejudgment interest, totaling approximately $4.5 million, by June 16, 2003, plus interest for each additional day thereafter until paid.  Pursuant to a motion to determine the amount of appellate attorneys’ fees, costs and expenses, on June 10, 2003, the Circuit Court awarded Mr. Joseph appellate attorneys’ fees and costs, in an amount that is yet to be determined by court order (the “Appellate Fees and Costs Judgment” and together with the Final Judgment, the “Judgments”), and Digital has notified Fidelity that it will be unable to pay the Appellate Fees and Costs Judgment.

In connection with the foregoing, on June 13, 2003, Digital and Fidelity entered into a Compromise and Settlement Agreement (the “Agreement”).  Under the terms of the Agreement, Digital is required to pay to Fidelity 60% of the amount paid by Fidelity under the Final Judgment and the Appellate Fees and Costs Judgment as follows: (a) within 10 days of the date Fidelity makes payment on each Judgment, Digital shall pay to Fidelity 35% of the amount paid by Fidelity on such Judgment; (b) thereafter, as to each Judgment, within 30 days of the first payment, Digital shall pay to Fidelity an additional 10% of the amount paid by Fidelity on such Judgment; (c) within 30 days of the second payment, Digital shall pay an additional 10% of the amount paid by Fidelity on such Judgment; and (d) within 60 days of the third payment, Digital shall pay an additional 5% of the amount paid by Fidelity on such Judgment.  On June 18, 2003, Fidelity paid the Final Judgment plus interest in the amount of $4,484,414.39.

Digital made the first two payments owed to Fidelity under the Agreement.  However, pursuant to a letter dated August 21, 2003, Digital notified Fidelity that Digital had insufficient funds to make the entire third payment with respect to the Final Judgment, which was due on August 24, 2003.  Pursuant to the letter, Digital proposed that Fidelity (a) accept a payment of 5% of the Final Judgment (one-half of the amount owed on such date) as a partial payment of the third payment due with respect to the Final Judgment and (b) agree to modify the payment schedule set forth in the Agreement with respect to the Final Judgment, by allowing Digital to pay the remaining 10% of the Final Judgment with a 5% payment in September and a 5% payment in November.  Digital also requested that Fidelity not consider Digital to be in default under the Agreement for failing to make the full payment of the third payment due with respect to the Final Judgment in a timely manner.

Fidelity has now accepted the proposals set forth in the letter of August 21, 2003, and agreed to the revised payment schedule proposed by Digital.  Digital has not requested any modification of the payment schedule with respect to the Appellate Fees and Costs Judgment also owing by Digital to Fidelity.

There can be no assurance that Digital will be able to obtain the funds necessary for Digital to make the additional payments owed to Fidelity under the Agreement on a timely basis, if at all.

Jabil Forbearance

As previously reported, in December 2001, Digital signed a manufacturing services agreement with Jabil Circuit, Inc. (“Jabil”), a leading provider of technology manufacturing services with a customer base of industry-leading companies.  Under the terms of the agreement, Jabil purchased Digital’s existing inventory to fulfill orders until Digital’s then-present inventory was depleted to safety stock levels.  Under the terms of the agreement, Jabil had served as Digital’s primary contract manufacturer for Digital’s circuit board and product assembly and provided engineering design services.

In February 2003, Jabil terminated the manufacturing services agreement, and in March 2003, Jabil commenced an arbitration proceeding against Digital with the American Arbitration Association.  The arbitration was commenced in connection with the non-payment by Digital of amounts due under the manufacturing services agreement.  Jabil claimed damages in excess of $6.7 million for unpaid invoices, termination charges and costs and charges relating to the cessation of manufacturing.  Jabil also sought recovery of interest, costs and expenses.

On May 21, 2003 (but effective as of May 1, 2003), Digital and Jabil entered into a forbearance agreement relating to Jabil’s claims against Digital relating to the manufacturing services agreement.  Under the terms of the forbearance agreement, Digital (a) paid Jabil $620,000 in cash, (b) delivered to Jabil a promissory note in the original principal amount of approximately $2.83 million (the “First Note”), and (c) delivered to Jabil a promissory note in the original principal amount of approximately $2.74 million (the “Second Note” and, together with the First Note, the “Notes”).  Digital and Jabil agreed that the principal amount of the First Note represents the unpaid outstanding accounts receivable owed by Digital to Jabil for product previously delivered to Digital under the manufacturing services agreement and that the principal amount of the Second Note represents the compromised amount due by Digital to Jabil for component inventory, work-in-process inventory, and finished good inventory for which Digital has not yet paid Jabil.

Each of the Notes bears interest at six percent (6.0%) per year.  Under the First Note, Digital was required to make a payment of approximately $253,000 on September 1, 2003, and thereafter is required to make monthly payments of approximately $210,000 from October 1, 2003, through October 1, 2004.  The Second Note does not provide for periodic payments.  The Second Note requires Digital to pay all unpaid principal and accrued interest in full on October 1, 2004.  As provided for in the forbearance agreement, all payments made by Digital to Jabil for certain existing inventory (as such term is defined in the forbearance agreement) will be credited as payments on the Second Note.  Each of the Notes provides for the accelerated payment of all unpaid principal and accrued interest upon the occurrence of certain events described in the Notes.

Pursuant to the forbearance agreement, Jabil agreed to forbear from taking further actions to collect on Jabil’s claim but only so long as Digital complies with all terms, conditions, obligations, and duties provided in the forbearance agreement, the Notes, and each other document or agreement signed in connection with the forbearance agreement.  If Digital does not timely perform its obligations or defaults under the forbearance agreement, the Notes or any related agreement, Jabil no longer will be required to forbear in pursuing the immediate collection of all amounts owed by Digital to Jabil, and Jabil may take all legal action to collect the amounts and enforce its rights.

On August 27, 2003, Digital notified Jabil that Digital has insufficient funds to make the  payment of approximately $253,000 relating to the First Note that was due on September 1, 2003.  Digital and Jabil are currently in negotiations to attempt to reach an agreement on a resolution of Digital’s default.  However, there can be no assurance that a resolution will be reached on terms that are favorable to Digital, if at all, and there can be no assurance that Jabil will continue to forbear from taking further actions to collect on Jabil’s claim against Digital.

Loans from Optel

Since February 2003, Digital has raised approximately $10.46 million from Optel, LLC and Optel Capital, LLC, entities controlled by Digital’s majority stockholder and current Chairman of the Board of Directors, Dr. Bryan J. Zwan (collectively “Optel”), pursuant to several secured promissory notes (the “Optel Notes”), of which approximately $9.5 million in principal is currently outstanding.  The Optel Notes bear interest at a rate of 10%, mature on July 31, 2004, unless certain specified events occur accelerating their maturity, and are secured by a first priority security interest in substantially all of the assets of Digital pursuant to an Amended and Restated Security Agreement dated August 14, 2003 between Optel and Digital.  Digital has no commitment from Optel for future financing.

Optel has advised Digital that Optel is no longer willing to make funds available to Digital on terms comparable to those set forth in the Optel Notes and that it has not determined whether to make additional funds available to Digital at all. Optel has indicated that if Optel were to determine to make funds available to Digital it would only make funds available if Optel and Digital are able to agree upon the terms of a new credit facility that will, in part, involve a restructuring of a portion of the loans evidenced by the Optel Notes.  Although Digital is currently in preliminary negotiations with Optel regarding a new credit facility and restructuring, there can be no assurance that Optel will be willing to advance Digital additional funds or that Digital and Optel will be able to agree upon and enter into a new credit facility on terms acceptable to Digital, if at all.  In addition, Digital believes that the negotiation and implementation of any new credit facility with Optel may take 90 days to accomplish if Digital and Optel are able to agree upon the terms of the new credit facility.

Digital is unaware of any other lenders that would be willing to provide financing to Digital.  In addition, Digital is unaware of the extent of Optel’s capital resources, and its ability and willingness to provide further financing to Digital.   If Digital is unable to secure additional financing on acceptable terms, then Digital will not have sufficient cash to fund its working capital and capital expenditure requirements and to continue operations.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)

Financial Statements of Businesses Acquired.

Not applicable.

(b)

Pro Forma Financial Information.

Not applicable.

(c)

Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC. Date: September 10, 2003 By: /s/ JAMES GREEN James Green Chief Executive Officer and President